Exhibit 28(d)(ix)

AMENDMENT NO. 1

TO THE

SUBADVISORY AGREEMENT

This AMENDMENT NO. 1 TO THE SUBADVISORY AGREEMENT is effective as of May 1, 2018, by and between SUNAMERICA ASSET MANAGEMENT, LLC (formerly known as AIG SunAmerica Asset Management Corp.), a Delaware corporation (the “Adviser”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company;

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated May 30, 2017, (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain series (the “Portfolios”) of the Trust, as listed on Schedule A of the Subadvisory Agreement; and

WHEREAS, the parties wish to amend and restate Schedule A to the Subadvisory Agreement as attached hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.    Schedule A to the Subadvisory Agreement is hereby amended and restated as attached hereto.

2.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.    Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT CORP.

By:	/s/ JOHN T. GENOY
Name:	John T. Genoy
Title	President

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Russell P. Shipman
Name:	Russell P. Shipman
Title:	SVP & Managing Director

SCHEDULE A

Portfolio(s)	Annual Fee (as a percentage of the average daily net assets the Subadviser manages in the portfolio)
SA Multi-Managed Growth Portfolio[1]	Omitted

SA Multi-Managed Moderate Growth Portfolio[1]	Omitted

SA Multi-Managed Income/Equity Portfolio[1]	Omitted

SA Multi-Managed Income Portfolio[1]	Omitted

SA Multi-Managed Large Cap Growth Portfolio[1]	Omitted

[1]	Subadviser shall be paid a composite fee based on the aggregate assets it manages for the Portfolios.